Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 033-60607, 333-16635, 333-17011, 333-61672, 333-61916, 333-119590, 333-119887, 333-185556, 333-192994, 333-196866, 333-185556, 333-210240) and Form S-3 (No. 333-179119) of Community Bank System, Inc. of our report dated March 15, 2017 on the consolidated financial statements appearing in the Annual Report on Form 10-K of Merchants Bancshares, Inc. for the year ended December 31, 2016, which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio

July 25, 2017